UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 27, 2005

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Definitive Material Agreement

In September 2005, the Board of Directors of Avanex Corporation (“Avanex”) approved, subject to stockholder approval, the amendment and restatement of the Avanex 1998 Stock Plan (the “1998 Plan”). At the Annual Meeting of Stockholders of Avanex held on October 27, 2005, Avanex’s stockholders approved the 1998 Plan. The primary result from approval of the 1998 Plan is to allow Avanex to receive a federal income tax deduction under Section 162(m) of the Internal Revenue Code for certain compensation paid under the 1998 Plan.

A copy of the 1998 Plan is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item  8.01. Other Events.

On October 25, 2005, Avanex Corporation (the “Company”) filed a Current Report on Form 8-K announcing the receipt of letters from certain holders of the Company’s 8.0% Senior Secured Convertible Notes due 2008, issued on May 19, 2005 (in the aggregate, the “Notes”), asserting the existence of an event of default under the Notes. As of the date hereof, the Company has received letters from Kings Road Investments Ltd., an investment vehicle managed by Polygon Investment Partners LP, Steelhead Investments Ltd., an investment vehicle managed by HBK Investments L.P., and Castlerigg Master Investments Ltd., an investment vehicle managed by Sandell Asset Management Corp. (collectively, the “Holders”). The letters received from the Holders are based upon similar assertions and purport to be event of default redemption notices pursuant to the terms of the Notes and seek acceleration of the full $30 million principal amount of the Notes held by the Holders, plus a premium of approximately $4,500,000 in the aggregate.

The Company is in discussions with all the holders of the Notes in an attempt to resolve these issues. Although the Company believes that there are defenses available to it against assertions made in the letters, the Company believes that it is in the interests of it and all the holders to attempt to resolve these matters through negotiation.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Avanex Corporation 1998 Stock Plan, as amended and restated.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ JO S. MAJOR, JR.
Jo S. Major, Jr. President, Chief Executive Officer and Chairman of the Board of Directors

Date: November 2, 2005

3

EXHIBIT INDEX

Exhibit No.	Description
10.1	Avanex Corporation 1998 Stock Plan, as amended and restated.